UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 7, 2005

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, CA 95014

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (831) 431-1000

100 Enterprise Way

Scotts Valley, CA 95066-3249

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Borland Software Corporation (“Borland” or the “Company”) announced certain restructuring actions for the second quarter of 2005 on April 7, 2005 on Form 8-K. Based on additional information available to management and certain additional actions taken since the original announcement, Borland is revising its previously announced estimates of the costs associated with the restructuring. A revised description of the restructuring program, including the revised cost estimates is set forth below.

Item 2.05. Costs Associated with Exit or Disposal Activities

The Company currently estimates that the total costs to be incurred in connection with the restructuring plan will be between $15 million and $16 million. Of this total, the Company estimates that between $12.5 million and $13 million will represent facilities-related expenses and between $2.5 million and $3.0 million will relate to one–time severance-related expenses.

With respect to the personnel actions, an estimated $2.5 million to $3.0 million will be recorded in the second quarter of 2005 for one-time severance-related expenses, all of which will be cash expenditures. The severance-related expenses are expected to be higher than previously announced as a result of consolidation of the Company’s European finance organization and additional consolidation in selling, general and administrative, and research and development. All affected personnel were notified in the second quarter of 2005.

The facilities portion of the restructuring plan will include the consolidation of facilities in Scotts Valley, California and the reversal of a restructuring charge previously taken for the Company’s Twyford, UK facility. The Company currently expects to utilize unused space located in its Twyford, UK facility as part of the reorganization of the European finance organization which will result in a reversal of a restructuring accrual of approximately $330,000. With respect to the consolidation of the Company’s Scotts Valley, California facilities, facilities-related expenses are currently expected to be slightly higher than previously estimated. This increase will be offset by the approximately $330,000 reversal of the Twyford facility accrual resulting in total facilities-related restructuring expenses for the second quarter of 2005 to be between $12.5 million and $13 million, up slightly from the $12 million to $12.5 million previously announced. The facilities-related charges for the Scotts Valley facility will result in future cash expenditures of $14.5 million over the remaining approximate 4 1/2 years of the lease. The Company will accrete its obligations related to the facility exit charge to the then present value, and accordingly, will recognize additional accretion as interest expense over the remaining 4 1/2-year term of the lease. The Company expects the accretion charge to be approximately $1.6 million over the remaining lease term. The consolidation was completed in the second quarter of 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION
(Registrant)

Date: July 7, 2005	By:	/s/ Kenneth R. Hahn
Kenneth R. Hahn, Senior Vice President and Chief Financial Officer

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